Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

UCB and PDL BioPharma Resolve Patent Disputes
— All Legal Disputes, Including Those Relating to Cimzia®, Settled —
— UCB to Pay PDL US$10 Million —

BRUSSELS, BELGIUM AND INCLINE VILLAGE, NEVADA, UNITED STATES, February 7, 2011 – UCB SA (Euronext Brussels: UCB), on behalf of its affiliate UCB Pharma S.A. (UCB), and PDL BioPharma, Inc. (NASDAQ: PDLI) (PDL) today jointly announced that the companies have entered into a definitive settlement agreement that resolves all legal disputes between them, including those relating to UCB’s pegylated humanized antibody fragment, Cimzia (certolizumab pegol), and PDL's patents known as the Queen et al. patents.

Under the settlement agreement, PDL provided UCB a covenant not to sue UCB for any royalties regarding UCB’s Cimzia product under the Queen patent portfolio in return for a lump sum payment of US$10 million and the mutual resolution of other disputes between the two companies, including two pending patent interferences before the United States Patent and Trademark Office and a patent opposition in the European Patent Office. No additional payments will be owed by UCB to PDL under the Queen patents in respect of Cimzia sales for any indication and the sale of a product in development that may or may not be approved within the term of the Queen patents.

About Cimzia
Cimzia® is a pegylated, humanized TNFα (tumor necrosis factor alpha) antibody fragment. The U.S. Food and Drug Administration has approved Cimzia for reducing signs and symptoms of Crohn's disease and maintaining clinical response in adult patients with moderately to severely active disease who have had an inadequate response to conventional therapy and for the treatment of adults with moderately to severely active rheumatoid arthritis (RA). Cimzia in combination with methotrexate (MTX), is approved in the EU for the treatment of moderate to severe active RA in adult patients inadequately responsive to disease modifying antirheumatic drugs including MTX. Cimzia can be given as monotherapy in case of intolerance to MTX or when continued treatment with MTX is inappropriate. UCB is also developing Cimzia® in other autoimmune disease indications. Cimzia is a registered trademark of UCB.

About UCB
UCB, Brussels, Belgium (www.ucb.com) is a global biopharmaceutical company focused on the discovery and development of innovative medicines and solutions to transform the lives of people living with severe diseases of the immune system or of the central nervous system. With more than 8 000 people in about 40 countries, the company generated revenue of EUR 3.1 billion in 2009. UCB is listed on Euronext Brussels (symbol: UCB).

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements, including because UCB or PDL fail to timely fulfill their respective obligations under the settlement agreement. PDL and UCB expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their respective expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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